EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-8 of Sionix Corporation of our report dated January 13, 2010 on our audits of the financial statements of Sionix Corporation as of September 30, 2009 and for the fiscal years ended September 30, 2009 and 2008.

/s/ Kabani & Company, Inc.
Los Angeles, California
June 1, 2010